Exhibit (a) (1) (iv)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
CNA SURETY CORPORATION
at
$26.55 Net Per Share
by
SURETY ACQUISITION CORPORATION
an Indirect Wholly-Owned Subsidiary of
CNA FINANCIAL CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 8, 2011, UNLESS THE OFFER IS EXTENDED

May 11, 2011

To Our Clients:

Enclosed for your consideration is the Offer to Purchase, dated May 11, 2011 (the “Offer to Purchase”), and a related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the Offer by Surety Acquisition Corporation, a Delaware corporation (or any permitted assignee thereof, “Purchaser”) and an indirect wholly-owned subsidiary of CNA Financial Corporation (“CNA Financial”), to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of CNA Surety Corporation, a Delaware corporation, other than Shares currently owned by CNA Financial or its subsidiaries, at a purchase price of $26.55 per Share, net to the seller in cash, without interest thereon and less any applicable withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the Letter of Transmittal enclosed herewith.

We are the holder of record of Shares for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal. Your attention is invited to the following:

1. The offer price is $26.55 per Share, net to you in cash, without interest and less any applicable withholding of taxes.

2. The Offer is being made for all Shares, other than Shares owned by CNA Financial and its subsidiaries.

3. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on June 8, 2011 (the “Expiration Date”), unless and until Purchaser shall have extended the period of time during which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

4. Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal. However, U.S. federal income tax may be withheld at the applicable backup withholding rate of 28%, unless the required taxpayer identification information is provided and certain certification requirements are met, or unless an exemption is established. See Instruction 8 of the Letter of Transmittal.

Please carefully read the Offer to Purchase and the Letter of Transmittal in their entirety before completing the enclosed instructions.

The Offer is conditioned upon, among other things, a non-waivable “majority-of-the-minority” condition that there shall have been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares representing at least a majority of the outstanding Shares not owned by CNA Financial and its subsidiaries and certain related persons. The Offer is also subject to certain other conditions set forth in the Offer to Purchase. See “The Offer — Section 11. Conditions to the Offer” of the Offer to Purchase.

The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares, other than Shares owned by CNA Financial and its subsidiaries. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser shall make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by J.P. Morgan Securities LLC in its capacity as Dealer Manager for the Offer or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Payment for Shares pursuant to the Offer will in all cases be made only after timely receipt by Wells Fargo Bank, N.A. (the “Depositary”) of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such shares into the account maintained by the Depositary at the Depositary Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth under “The Offer — Section 3. Procedure for Tendering Shares” of the Offer to Purchase, (ii) the Letter of Transmittal properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for such Shares, or confirmation of book-entry transfer of such Shares to the Depositary’s account at the Book-Entry Transfer Facility, are actually received by the Depositary.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instructions to us is also enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the reverse side of this letter. Your prompt action is requested. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of that jurisdiction.

Instructions with Respect to the
Tender of Shares of Common Stock
of
CNA SURETY CORPORATION
at
$26.55 Net Per Share
by
SURETY ACQUISITION CORPORATION
an Indirect Wholly-Owned Subsidiary of
CNA FINANCIAL CORPORATION

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated May 11, 2011, and the related Letter of Transmittal in connection with the offer by Surety Acquisition Corporation, a Delaware corporation (including any permitted assignee thereof, “Purchaser”) and an indirect wholly-owned subsidiary of CNA Financial Corporation (“CNA Financial”), to purchase all outstanding shares of common stock, par value $0.01 per share, (the “Shares”), of CNA Surety Corporation, a Delaware corporation, other than Shares currently owned by CNA Financial or its subsidiaries, at a purchase price of $26.55 per Share, net to the seller in cash, without interest thereon and less applicable withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 11, 2011 (the “Offer to Purchase”) and the related Letter of Transmittal.

This will instruct you to tender to Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you or your nominee for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

SIGN HERE:

Number of Shares to Be Tendered*:

Account No.:

Dated:                                        , 2011

Signature(s)

Print Name(s) and Address(es)

Area Code and Telephone Number(s)

Taxpayer Identification or Social Security Number(s)

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.